UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 3, 2023

Larimar Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36510	20-3857670
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Three Bala Plaza East, Suite 506 Bala Cynwyd, Pennsylvania	19004
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (844) 511-9056

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	LRMR	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 3, 2023 (the “Appointment Date”), the Board of Directors (the “Board”) of Larimar Therapeutics, Inc. (the “Company”) increased the size of the Board from five to six members and, upon recommendation of the Nominating and Corporate Governance Committee, appointed Jeffrey W. Sherman, MD, FACP to serve as a Class I director, with an initial term expiring at the Company’s 2024 Annual Meeting of Stockholders, and a member of the Nominating and Corporate Governance Committee.

Dr. Sherman, 68, has served as the Executive Vice President, Chief Medical Officer of Horizon Therapeutics Public Limited Company (“Horizon Therapeutics”), a biotechnology company, since January 2018. From September 2014 to January 2018, Dr. Sherman served as the Executive Vice President, Research and Development and Chief Medical Officer of Horizon Therapeutics and prior to that, served as their Executive Vice President, Development, Manufacturing, Regulatory Affairs and Chief Medical Officer since 2009. Before joining Horizon Therapeutics, he held positions at pharmaceutical companies such as IDM Pharma, Inc., Takeda Global Research and Development, NeoPharm Inc., G.D. Searle, LLC/Pharmacia Corporation and Bristol-Myers Squibb. Dr. Sherman is a member of a number of professional societies, a board member of the Center for Healthcare Innovation, a member of the board of advisors of the Center for Information and Study on Clinical Research Participation, a steering committee member of the U.S. Food & Drug Administration sponsored Clinical Trial Transformation Initiative, a former board chairperson and now inaugural fellow of the Drug Information Association, a former member of the Global Genes Medical and Scientific Advisory Board, and involved with the National Organization for Rare Disorders and the European Organization for Rare Diseases. He has served as an Adjunct Assistant Professor of Medicine at the Northwestern University Feinberg School of Medicine and is a member of the executive committee of the alumni board, an advisory board member of the Stanford University School of Medicine Master of Science in Translational Research and Applied Medicine program, and a diplomat of the National Board of Medical Examiners and the American Board of Internal Medicine. Dr. Sherman currently serves on the board of directors of Xeris Biopharma Holdings, Inc. (“Xeris Biopharma”), a publicly traded biopharmaceutical company, and previously served on the boards of directors of Strongbridge Biopharma plc (“Strongbridge”) from October 2016 until October 2021 and Xeris Pharmaceuticals, Inc. (“Xeris”) from April 2018 until October 2021. Xeris acquired Strongbridge in October 2021 and in connection therewith both Xeris and Strongbridge became wholly owned subsidiaries of Xeris Biopharma. Additionally, Dr. Sherman serves on the board of directors of Sorriso Pharmaceuticals, Inc. Dr. Sherman holds a B.A. in Biology from Lake Forest College and a M.D. from the Chicago Medical School at Rosalind Franklin University of Medicine and Science.

In accordance with the Company’s Non-Employee Director Compensation Policy, as set forth in the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission on April 11, 2023 (the “Director Compensation Policy”), the Company will pay Dr. Sherman an annual retainer for his service on the Board and committees thereof. In addition, on the Appointment Date, pursuant to the Director Compensation Policy, Dr. Sherman was granted an option to purchase 16,600 shares of the Company’s common stock, par value $0.001 per share, which vests in equal monthly installments over thirty-six months, subject to continued service on the Board.

There are no arrangements or understandings between Dr. Sherman and any other person pursuant to which he was selected as a director. There are no related party transactions between the Company and Dr. Sherman (or any of his immediate family members) requiring disclosure under Item 404(a) of Regulation S-K. Dr. Sherman does not have any family relationships with any of the Company’s directors or executive officers. The Board has determined that Dr. Sherman is independent in accordance with the applicable Nasdaq listing rules.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Larimar Therapeutics, Inc.

By:	/s/ Carole S. Ben-Maimon, M.D.
Name:	Carole S. Ben-Maimon, M.D.
Title:	President and Chief Executive Officer

Date: October 3, 2023